Exhibit 99.1

TOREADOR REPORTS SUCCESSFUL EXPLORATION WELL OFFSHORE TURKEY

•	Dogu Ayazli-1 well establishes new producing area in South Akcakoca Sub-basin
•	Wireline logs indicate gas in 12 zones totaling more than 60 meters (197 feet) of pay
•	Bottom two zones tested at an initial production rate of 7.3 million cubic feet of gas per day

DALLAS, TEXAS – (February 24, 2006) – Toreador Resources Corporation (Nasdaq:TRGL) and its partners Stratic Energy Corporation and TPAO, the Turkish national oil company, today announced the success of their Dogu Ayazli-1 exploratory well in the Black Sea. Testing of the well has confirmed the presence of commercial quantities of natural gas in a new location to the east of the Ayazli structure, which was discovered by Toreador and its partners in 2004. The Dogu-Ayazli-1 will be completed as a gas producer.

Wireline logs from the well indicate gas in 12 pay zones which cumulatively total over 60 meters (197 feet) thickness between 755 meters and 1,080 meters depth. The pay zones in this new discovery show a close correlation with the sands in the existing Ayazli discovery but are thicker. Two of the deeper sands, between 1,052 meters and 1,080 meters depth with a cumulative thickness of 10 meters (33 feet), were tested, with an initial production rate of approximately 7.3 million cubic feet per day of dry gas on a 32/64-inch choke, at a flowing well head pressure of approximately 1,150 pounds per square inch. Following standard industry practice, the company expects ultimately to perforate approximately 42 meters of additional gas producing zones for cumulative net pay of over 52 meters (171 feet).

"The Dogu Ayazli-1 exploratory well, whose results have substantially exceeded our expectations, proves that significant additional natural gas accumulations can be found along the Ayazli –Akkaya trend,” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “This new discovery, which was drilled approximately two miles east from our Ayazli-1 well, tested a large seismic anomaly on trend and contiguous with the Ayazli structure and has increased our exploration team’s confidence in its finding tools and analytical methods in this sub-basin.”

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Toreador Announces Success of Dogu Ayazli-1 Well, Feb. 24, 2006	Page 2 of 3

The new well and the partnership’s previously successful exploratory and development wells will be dual completed and brought on-line in the first phase of production from the South Akcakoca Sub-basin in the second half of this year. Construction of the transportation infrastructure necessary to deliver the gas to the Turkish national grid is continuing on schedule.

The Dogu Ayazli (or “East Ayazli”) feature is a broad, flat anticlinal structure located to the east of, and deeper than, the Ayazli structure along the same fault trend. As operator of the well, Toreador has a 36.75% working interest, TPAO is the owner of a 51% working interest, and Stratic has a 12.25% working interest. The next well planned, the Dogu Ayazli-2, will be a directional delineation well drilled to the northwest of the Dogu Ayazli-1. Drilling of the delineation well will commerce as soon as the rig has completed operations on the current well.

The South Akcakoca Sub-basin represents approximately 50,000 acres out of the partnership’s 964,000-acre Western Black Sea permit area, or approximately 5% of the total area. In September 2004, Toreador and its partners drilled the Ayazli-1 exploratory well, which discovered natural gas.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Toreador Announces Success of Dogu Ayazli-1 Well, Feb. 24, 2006	Page 3 of 3

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CONTACTS:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141